                                                                     EXHIBIT 3.1

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                           ONYX SOFTWARE CORPORATION

     Pursuant to the provisions of RCW 23B.10.070 of the Washington Business Corporation Act, Onyx Software Corporation, a Washington corporation, hereby restates its Articles of Incorporation as heretofore amended:

1.   Name

     The name of the Company is Onyx Software Corporation (the "Company").

2.   Shares

     2.1.  Authorized Capital

     The Company is authorized to issue 100,000,000 shares, consisting of 80,000,000 shares designated as common stock ("Common Stock") and 20,000,000 shares designated as preferred stock ("Preferred Stock"), the par value of each of which is $0.01. Common Stock is subject to the rights and preferences of Preferred Stock as hereinafter set forth. Except to the extent such rights are granted to Preferred Stock or one or more series thereof, holders of shares of Common Stock shall have unlimited voting rights and are entitled to receive the net assets of the Company upon dissolution.

     2.2.  Issuance of Preferred Stock in Series

     The Company's Board of Directors (the "Board") may designate one or more series of Preferred Stock, and the designation and number of shares within each series, and shall determine the preferences, limitations, and relative rights of any shares of Preferred Stock, or of any series of Preferred Stock, before issuance of any shares of that class or series. Preferred Stock, or any series thereof, may have rights which are identical to those of Common Stock. Subject to compliance with the provisions of any series of Preferred Stock, the Board is also authorized to increase or decrease the number of shares of any series of Preferred Stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     2.3.  Dividends

     The holders of shares of Preferred Stock shall be entitled to receive dividends, out of the funds of the Company legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board in designating a particular series of Preferred Stock. If such dividends on the Preferred Stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the Common Stock shall be paid or declared and set apart for payment. Shares of one class or series may be issued as a share dividend in respect to shares of another class or series.

     2.4.  Redemption

     Preferred Stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the Board in designating a particular series of Preferred Stock. In any event, such Preferred Stock may be repurchased by the Company to the extent legally permissible.

     2.5.  Liquidation

     In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the Common Stock, the holders of the Preferred Stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the Board in designating a particular series of Preferred Stock and dividends accrued thereon to the date of such payment. The holders of the Preferred Stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of the Company other than the distributive amounts referred to in this section, unless otherwise provided by the Board in designating a particular series of Preferred Stock.

     2.6.  Conversion

     Shares of Preferred Stock may be convertible into Common Stock of the Company upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the Board in designating a particular series of Preferred Stock.

     2.7.  Voting Rights

     Holders of Preferred Stock shall have such voting rights as may be provided by the Board in designating a particular series of Preferred Stock.

3.   Preemptive Rights

     The shareholders of the Company have no preemptive rights to acquire additional shares of the capital stock of the Company.

4.   Cumulative Voting

     The shareholders of the Company shall not be entitled to cumulative voting at any election of directors.

5.   Directors

     5.1.  Number; Election; Term

     The number of Directors of the Company shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. Prior to the 2000 annual election of Directors, unless a Director earlier dies, resigns or is removed, his or her term of office shall expire at the next annual meeting of shareholders. At the 2000 annual election of Directors, the Board shall be divided into three classes, with said classes to be as equal in number as may be possible, with any Director or Directors in excess of the number divisible by three being assigned to Class 3 and Class 2, as the case may be. At the first election of Directors to such classified Board, each Class 1 Director shall be elected to serve until the next ensuing annual meeting of shareholders, each Class 2 Director shall be elected to serve until the second ensuing annual meeting of shareholders and each Class 3 Director shall be elected to serve until the third ensuing annual meeting of shareholders. At each annual meeting of shareholders following the meeting at which the Board is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. Notwithstanding any of the foregoing provisions of this Article, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of Directors.

     The Directors of the Company may be removed only for cause; such removal shall be in the manner provided by the Bylaws.

     5.2.  Limitation of Director Liability

     A director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating RCW 23B.08.310 of the Washington Business Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended, without any requirement of further action by the shareholders.

6.   Indemnification

     The Company shall indemnify any individual made a party to a proceeding because that individual is or was a director of the Company and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

7.   Special Voting Requirements

     7.1.  Definitions

     For the purposes of this Section 7:

     (a) "Business Combination" means (i) a merger, share exchange or consolidation of the Company or any of its Subsidiaries with any other corporation or entity; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by the Company or any of its Subsidiaries of all or a substantial part of the Company's assets otherwise than in the usual and regular course of business; or (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

     (b) "Continuing Director" means any member of the Board who was a member of the Board on September 30, 1998 or who is elected to the Board after September 30, 1998 upon the recommendation of a majority of the Continuing Directors voting separately and as a subclass of Directors on such recommendation.

     (c) "Subsidiary" means a domestic or foreign corporation, a majority of the outstanding voting shares of which are owned, directly or indirectly, by the Company.

     7.2.  Vote Required for Business Combinations

          7.2.1.  Supermajority Vote

          Except as provided in Subsections 7.2.2 and 7.2.3, the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of a Business Combination.

          7.2.2.  Majority Vote

          Notwithstanding Subsection 7.2.1, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such Business Combination is otherwise required to be approved by the Company's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Restated Articles of Incorporation other than this Section 7, then the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of such Business Combination.

          7.2.3.  No Shareholder Vote

          Notwithstanding Subsection 7.2.1 or 7.2.2, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such Business Combination is not otherwise required to be approved by the Company's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Restated Articles of Incorporation other than this Section 7, then no vote of the shareholders of the Company shall be required for approval of such Business Combination.

8.   Special Meetings of Shareholders

     The Chairman of the Board, the President or the Board may call special meetings of the shareholders for any purpose. Further, a special meeting of the shareholders shall be held if the holders of not less than twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary of the Company no later than 20 days prior to the date of such meeting one or more written demands for such meeting, describing the purpose or purposes for which it is to be held.

9.   Amendments to Restated Articles of Incorporation

     The Company reserves, and the rights of the shareholders of the Company are granted subject to, the right to amend or repeal any of the provisions contained in these Restated Articles of Incorporation. The provisions contained in these Restated Articles shall only be amended as follows:

     9.1.  Supermajority Voting

     Except as provided in Section 9.2 or Section 9.3, the following Sections and Subsections may be amended or repealed only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of such class or series, voting as a separate voting group:

     Section 2.1 ("Shares--Authorized Capital")

     Section 2.2 ("Shares--Issuance of Preferred Stock in Series")

     Section 3 ("Preemptive Rights")

     Section 4 ("Cumulative Voting")

     Section 5 ("Directors")

     Section 7 ("Special Voting Requirements")

     Section 8 ("Special Meetings of Shareholders")

     Section 9 ("Amendments to Restated Articles of Incorporation").

     9.2.  Majority Voting

     Notwithstanding the provisions of Section 9.1, and except as provided in
Section 9.3, an amendment or repeal of a Section identified in Section 9.1 that is approved by a majority of the Continuing Directors (as defined in Section 7.1), voting separately and as a subclass of Directors, shall require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, by the affirmative vote of the holders of at least a majority of the outstanding shares of such class or series, voting as a separate voting group.

     9.3.  No Shareholder Vote

     Notwithstanding the provisions of Section 9.1 or 9.2 hereof, if the amendment or repeal of any Section not identified in Section 9.1 shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such amendment or repeal is not otherwise required to be approved by the Company's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Restated Articles of Incorporation other than this Section 9, then no vote of the shareholders of the Company shall be required for approval of such amendment or repeal.

     Any repeal or modification of this Article by the shareholders of the Company shall not adversely affect any right of any individual who is or was a director of the Company which existed at the time of such repeal or modification.

          EXECUTED this 22nd day of February, 2000.

                                        ONYX SOFTWARE CORPORATION


                                        By    /s/ Sarwat H. Ramadan
                                          --------------------------------
                                              Sarwat H. Ramadan
                                              Vice President, Chief Financial
                                              Officer, Secretary and Treasurer